Exhibit 99.1

SXC HEALTH SOLUTIONS ANNOUNCES RECORD
THIRD QUARTER FINANCIAL RESULTS
- Following strong quarterly results, SXC increases guidance for fiscal 2009 -

Lisle, Illinois, November 5, 2009 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), announces its financial results for the three- and nine-month periods ended September 30, 2009.  Financial references are in U.S. dollars unless otherwise indicated.

Q3 2009 Highlights
•	Revenue was $383.5 million compared to $318.1 million in Q3 fiscal 2008
•	Gross profit was $47.7 million compared to $34.9 million in Q3 fiscal 2008
•	Adjusted EBITDA¹ was $24.3 million compared to $11.9 million in Q3 fiscal 2008
•	GAAP net income increased to $11.2 million, or $0.43 per share (fully-diluted), compared to $3.5 million, or $0.15 per share (fully-diluted), in Q3 fiscal 2008
•	Non-GAAP adjusted earnings per share¹ (diluted), which excludes the NMHC transaction-related amortization, was $0.47 compared to $0.24 in Q3 fiscal 2008
•	Cash from operations was $17.9 million compared to $3.3 million in Q3 fiscal 2008
•	Adjusted prescription claim volume1 for the PBM segment was 9.9 million compared to 8.9 million in Q3 fiscal 2008
•	Gross margin per adjusted prescription for the PBM segment was $3.67 compared to $2.77 in Q3 fiscal 2008
•	Mail order penetration increased to 9.5% compared to 8% in Q3 fiscal 2008
•	Transaction processing volume for the HCIT segment was 92.0 million in Q3 fiscal 2009 compared to 103.3 million in Q3 fiscal 2008
•	Awarded a contract with the Ohio Bureau of Workers' Compensation, the largest workers compensation organization in the U.S.
•	Awarded a PBM services contract with Presbyterian Health Plan valued at $150 million annually
•	Renewed a multi-year PBM contract with the Employer-Union Health Benefits Trust Fund of Hawaii
•	Entered into a strategic relationship with Allscripts Misys to enhance the e-prescribing options available to SXC’s clients
•	Completed a public offering of 5,175,000 common shares at a price of $41.50 per share for net proceeds of approximately $204.1 million
•	Subsequent to quarter-end, announced a PBM contract with Spectral Solutions valued at $50 million annually

“Solid execution on our growth strategies combined with sound fundamentals in our markets led to another strong quarter and an increase to our key guidance targets,” said Mark Thierer, President and CEO of SXC. “In addition to new customer wins, we are driving both top-line and bottom-line growth by increasing the mail-order penetration in our customer base and converting a number of Health Care IT clients to a broader platform of our PBM services. With future growth in mind, we completed a successful $204 million financing in the quarter that was oversubscribed by investors. The proceeds provide us with the resources to explore acquisition opportunities and to pursue the growing sales pipeline with prospective and existing clients.”

Financial Review
Revenue and gross profit segmented by PBM and HCIT was as follows:

SXC evaluates segment performance based on revenue and gross profit. A reconciliation of the Company’s business segments to the consolidated financial statements for the three- and nine-month periods ended September 30, 2009 and 2008 is as follows:

Three months ended September 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	Q3 2009	Q3 2008	Q3 2009	Q3 2008	Q3 2009	Q3 2008
Revenue	$357,473	$297,178	$26,056	$20,923	$383,529	$318,101
Gross profit	$36,239	$24,524	$11,441	$10,362	$47,680	$34,886
Gross profit %	10.1%	8.3%	43.9%	49.5%	12.4%	11.0%

 Nine months ended September 30, (unaudited, in thousands)²

	PBM		HCIT		Consolidated
	YTD 09	YTD 08	YTD 09	YTD 08	YTD 09	YTD 08
Revenue	$919,158	$502,038	$76,160	$68,135	$995,318	$570,173
Gross profit	$99,550	$41,338	$34,526	$36,668	$134,076	$78,206
Gross profit %	10.8%	8.2%	45.3%	53.8%	13.5%	13.7%

PBM revenue was $357.5 million for Q3 2009, compared to $297.2 million for Q3 2008. PBM revenue for the year-to-date (“YTD”) period was $919.2 million, compared to $502.0 million in the prior year.

Q3 2009 HCIT revenue was $26.1 million, which included approximately $1.5 million of performance awards for achieving certain predetermined savings commitments and service level guarantees, compared to $20.9 million in the same period in 2008.  Recurring revenue consisted of transaction processing revenue of $16.5 million, compared to $11.6 million in Q3 2008 and maintenance revenue of $4.7 million, compared to $4.0 million in Q3 2008. Recurring revenue accounted for 81% of HCIT revenue in Q3 2009, compared to 75% in Q3 2008. Q3 2009 non-recurring revenue consisted of professional service revenue of $3.2 million, compared to $3.8 million in Q3 2008, and system sales revenue of $1.7 million, compared to $1.5 million in Q3 2008.

For the YTD period, HCIT revenue increased to $76.2 million, compared to $68.1 million in the prior year period. Transaction processing revenue for the YTD period was $45.9 million, compared to $38.2 million in the prior year period. Maintenance revenue for the YTD period was $13.7 million, compared to $12.3 million in the prior year period. Recurring revenue in the YTD period accounted for 78% of HCIT revenue compared to 74% in the prior year period. Professional services revenue for the YTD period was $10.6 million, compared to $10.7 million in the prior year period.  System sales revenue for the YTD period was $6.0 million, compared to $6.9 million in the prior year period.

Product Development Costs
Product development costs for Q3 2009 were $2.8 million, compared to $2.5 million in Q3 2008.  Product development costs for the YTD period were $9.0 million, compared to $7.4 million in the prior year period. Product development remains a key priority for SXC as the Company seeks to develop enhancements to existing products and the launch of new offerings.

Selling, General and Administration (“SG&A”) Costs
SG&A costs for Q3 2009 were $22.2 million, compared to $21.9 million in Q3 2008. SG&A for the YTD period was $64.9 million, compared to $47.3 million in the prior year period. On a quarter-over-quarter basis, the Company has added a significant level of new business while keeping SG&A costs relatively flat. The change in the YTD period is largely attributable to increased operating expenses due to the acquisition of NMHC.

Adjusted EBITDA¹
Q3 2009 adjusted EBITDA was $24.3 million, compared to $11.9 million in Q3 2008. Adjusted EBITDA for the YTD period was $64.3 million, compared to $27.8 million in the prior year period. The year-over-year growth in adjusted EBITDA was due primarily to the addition of the NMHC business, cost and revenue synergies generated from the acquisition, new contract wins and improved purchasing efficiencies on prescription drugs.

Income Taxes
The Company recognized income tax expense of $6.8 million in Q3 2009, compared to an income tax expense of $1.3 million in Q3 2008. Income tax expense for the YTD period was $14.9 million, representing an effective tax rate of 32.5%, compared to an income tax expense of $3.5 million in the prior year period, representing an effective tax rate of 25.3%. The effective income tax rate increased year-over-year primarily due to greater pre-tax income that has resulted from the growth in the business.

Net Income
The Company reported Q3 2009 net income of $11.2 million, or $0.43 per share (fully-diluted), which included $1.7 million of intangible amortization related to the purchase of NMHC, compared to $3.5 million, or $0.15 per share (fully-diluted), which included $3.1 million of NMHC intangible amortization, in Q3 2008. Net income for the YTD period was $30.9 million, or $1.22 per share (fully-diluted), which also included $5.9 million of NMHC intangible amortization, compared to net income in the prior year period of $10.2 million, or $0.44 per share (fully-diluted), which included $5.1 million of NMHC intangible amortization.

Cash from Operations
SXC continues to generate strong cash from operations. For Q3 2009, the Company generated $17.9 million of cash through its operations, compared to $3.3 million during Q3 2008. The Company’s quarterly cash flows can be impacted by the timing of pharmacy deposits and rebate payments it receives for certain customers. For the YTD period, SXC generated cash from operations of $49.6 million, compared to $20.6 million in the prior year period.

At September 30, 2009 and December 31, 2008, SXC had cash and cash equivalents totalling $319.5 million and $67.7 million, respectively. On September 23, 2009, SXC completed a public offering of 5,175,000 of its common shares, including 675,000 shares sold pursuant to the exercise of the underwriters' over-allotment option, for net proceeds to the Company of approximately $204.1 million.

2009 Financial Guidance
With today’s announcement, SXC is revising certain of its 2009 financial targets for:
•	Revenue of $1.375-$1.425 billion versus prior estimate of $1.35-$1.4 billion
•	Gross profit of $180-$182 million versus prior estimate of $166-$171 million
•	Fully-diluted GAAP EPS (including all transaction-related amortization) of $1.57-$1.62 versus prior estimate of $1.42-$1.50
•	Adjusted EBITDA of $87-$89 million versus prior estimate of $78-$81 million
•	Fully-diluted Non-GAAP adjusted earnings per share¹ (excluding the NMHC transaction-related amortization) of $1.76-$1.81 versus prior estimate of $1.62-$1.70

Notice of Conference Call
SXC will host a conference call on Thursday, November 5, 2009 at 8:30 a.m. ET to discuss its financial results.  Mark Thierer, President and CEO, and Jeff Park, EVP and CFO will co-chair the call. All interested parties can join the call by dialing 1-866-250-4877or 416-644-3422. Please dial in 15 minutes prior to the call to secure a line. The conference call will be archived for replay until Thursday, November 12, 2009 at midnight. To access the archived conference call, please dial 1-877-289-8525 or 416-640-1917 and enter the reservation code 4169797 followed by the number sign.

A live audio webcast of the conference call will be available www.sxc.com and www.newswire.ca. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast. An archived replay of the webcast will be available for 365 days.

1Non-GAAP Financial Measures
SXC reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). SXC’s management also evaluates and makes operating decisions using various other measures. Two such measures are adjusted earnings per share and adjusted EBITDA, which are non-GAAP financial measures. SXC’s management believes that these measures provide useful supplemental information regarding the performance of SXC’s business operations.

Adjusted earnings per share is a non-GAAP measure which takes earnings per share and adds back the impact of amortization expense related to the acquisition of NMHC, net of tax.  Acquisition-related amortization expense is a non-cash expense arising from the acquisition of intangible assets in connection with the acquisition. SXC excludes acquisition-related amortization expense from non-GAAP adjusted earnings per share because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of SXC business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contribute to revenue in the period presented as well as future periods and should also note that such expense will recur in future periods. The 2009 guidance of adjusted earnings per share was computed by taking the Company's GAAP earnings per share guidance and adding back the expected impact of acquisition-related amortization expense, net of tax.

Adjusted EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance prior to net interest income (expense), income taxes, depreciation, amortization and stock-based compensation.  Management believes it is useful to exclude depreciation, amortization and net interest income (expense) as these are essentially fixed amounts that cannot be influenced by management in the short term. In addition, management believes it is useful to exclude stock-based compensation as this is not a cash expense.

Adjusted prescription volume equals SXC’s Mail Service prescriptions multiplied by three, plus its retail and specialty prescriptions. The Mail Service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.

Management believes that adjusted earnings per share, adjusted EBITDA and adjusted prescription volume provide useful supplemental information to management and investors regarding the performance of the Company’s business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company’s core operating results. Note however, that these items are performance measures only, and do not provide any measure of the Company’s cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliation of adjusted earnings per share and adjusted EBITDA.

Adjusted earnings per share and adjusted EBITDA do not have standardized meanings prescribed by GAAP. The Company's method of calculating these items may differ from the methods used by other companies and, accordingly, it may not be comparable to similarly titled measures used by other companies. Reconciliation of adjusted EBITDA to net income and adjusted net income to net income is shown below:

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited) (in thousands)

Adjusted EBITDA	$24,310	$11,886	$64,298	$27,795

Amortization of Intangible Assets	(2,238)	(3,449)	(7,478)	(6,277)

Depreciation of Property & Equipment	(2,037)	(1,669)	(5,981)	(4,715)

Stock-Based Compensation	(1,046)	(902)	(2,476)	(3,006)

Other Income (Expense)	20	50	62	15

Interest Income (Expense), Net	(987)	(1,101)	(2,676)	(198)

Income Tax (Expense)	(6,813)	(1,276)	(14,881)	(3,451)

Net Income	$11,209	$3,539	$30,868	$10,163

Non-GAAP Adjusted Earnings Per Share	For the 3 months ended Sept 30, 2009	For the 3 months ended Sept 30, 2008
(unaudited) (in thousands, except per share data)

Net Income	$11,209	$3,539

Amortization of NMHC Intangibles (Net of Taxes)	1,027	2,244

Adjusted Net-Income	$12,236	5,783

Adjusted EPS (diluted)	$0.47	$0.24

2On April 30, 2008, SXC closed the acquisition of NMHC. As a result, SXC has introduced some new segmentation and presentation of its financial results. Revenue is now segmented into two groups: Pharmacy Benefits Management (“PBM”) which includes informedRx as well as mail-order and specialty pharmacies, and Healthcare Information Technology (“HCIT”). SXC records PBM revenue from NMHC exclusively on a gross basis which equates to the prescription price paid by consumers plus an administrative fee. The HCIT business records revenue only on the basis of the administrative fee; drug ingredient cost is not included in revenues or cost of claims.

The net effect is that SXC’s year-over-year revenues have increased dramatically while gross profit margin and adjusted EBITDA have increased in absolute dollar terms, but have declined as a percentage of total sales. These changes do not affect profitability on an absolute dollar or per share basis.

About SXC Health Solutions Corp.

SXC Health Solutions Corp. is a leading provider of pharmacy benefit management (“PBM”) services and Healthcare Information Technology (“HCIT”) solutions to the healthcare benefits management industry. As the industry’s “Technology-Enabled PBM”™, SXC’s product offerings and solutions combine a wide range of advanced PBM services, software applications, application service provider processing services, and professional services to help healthcare organizations reduce the cost of prescription drugs and deliver better healthcare to their members. SXC serves many of the largest organizations in the pharmaceutical supply chain, such as health plans; employers; Federal, provincial, and state governments; institutional pharmacies; pharmacy benefit managers; and retail pharmacy chains. SXC is headquartered in Lisle, Illinois with multiple locations in North America. Learn more at www.sxc.com.

Forward-Looking Statements
Certain statements included herein, including those that express management's expectations or estimates of our future performance, constitute "forward-looking statements" within the meaning of applicable securities laws.Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies.We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements.Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our healthcare software solutions; interruption of our operations due to outside sources; our dependence on key customers; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets. This list is not exhaustive of the factors that may affect any of our forward-looking statements.  Other factors that should be considered are discussed from time to time in SXC’s filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under that captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2008 Annual Report on Form 10-K and subsequent Form 10-Qs, which are available at www.sec.gov.  Investors are cautioned not to put undue reliance on forward-looking statements.  All subsequent written and oral forward-looking statements attributable to SXC or persons acting on our behalf are expressly qualified in their entirety by this notice.  We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Certain of the assumptions made in preparing forward-looking information and management’s expectations include: maintenance of our existing customers and contracts, our ability to market our products successfully to anticipated customers, the impact of increasing competition, the growth of prescription drug utilization rates at predicted levels, the retention of our key personnel, our customers continuing to process transactions at historical levels, that our systems will not be interrupted for any significant period of time, that our products will perform free of major errors, our ability to obtain financing on acceptable terms and that there will be no significant changes in the regulation of our business.

For more information, please contact:
Jeff Park	Dave Mason	Susan Noonan
Chief Financial Officer	Investor Relations - Canada	Investor Relations - U.S.
SXC Health Solutions, Inc.	The Equicom Group Inc.	The SAN Group, LLC
Tel: (630) 577-3100	(416) 815-0700 ext. 237	(212) 966-3650
investors@sxc.com	dmason@equicomgroup.com	susan@sanoonan.com

SXC HEALTH SOLUTIONS CORP.
Consolidated Balance Sheets
(in thousands, except share data)

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$319,522	$67,715
Restricted cash	12,433	12,498
Accounts receivable, net of allowance for doubtful accounts of $3,319 (2008 - $3,570)	90,083	80,531
Rebates receivable	20,577	29,586
Unbilled revenue	-	73
Prepaid expenses and other assets	4,718	4,382
Inventory	7,023	6,689
Income tax recoverable	-	1,459
Deferred income taxes	9,919	10,219
Total current assets	464,275	213,152

Property and equipment, net of accumulated depreciation of $25,388 (2008 - $19,449)	19,543	20,756
Goodwill	141,785	143,751
Other intangible assets, net of accumulated amortization of $21,585 (2008 - $14,099)	39,820	46,406
Deferred financing charges	1,154	1,481
Deferred income taxes	1,846	1,323
Other assets	1,293	1,474
Total assets	$669,716	$428,343

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$5,920	$8,302
Customer deposits	12,553	11,875
Salaries and wages payable	13,184	15,681
Accrued liabilities	27,709	32,039
Pharmacy benefit management rebates payable	43,830	36,326
Pharmacy benefit claim payments payable	51,808	51,406
Deferred revenue	8,430	7,978
Current portion of long-term debt	4,800	3,720
Total current liabilities	168,234	167,327

Long-term debt, less current installments	40,320	43,920
Deferred income taxes	13,032	15,060
Deferred lease inducements	2,867	3,217
Deferred rent	1,327	1,461
Other liabilities	2,929	3,195
Total liabilities	228,709	234,180

Shareholders' equity
Common shares: no par value, unlimited shares authorized; 29,979,169 shares issued and outstanding at September 30, 2009 (2008 - 24,103,032 shares)	360,131	146,988
Additional paid-in capital	14,661	11,854
Retained earnings	66,619	35,751
Accumulated other comprehensive loss	(404)	(430)
Total shareholders' equity	441,007	194,163

Total liabilities and shareholders' equity	$669,716	$428,343

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenue:
PBM	$357,473	$297,178	$919,158	$502,038
HCIT:
Transaction processing	16,461	11,631	45,852	38,167
Maintenance	4,733	3,998	13,684	12,338
Professional services	3,187	3,836	10,630	10,693
System sales	1,675	1,458	5,994	6,937
Total revenue	383,529	318,101	995,318	570,173

Cost of revenue:
PBM	321,234	272,654	819,608	460,700
HCIT	14,615	10,561	41,634	31,267
Total cost of revenue	335,849	283,215	861,242	491,967
Gross profit	47,680	34,886	134,076	78,206

Expenses:
Product development costs	2,833	2,486	9,024	7,425
Selling, general and administrative	22,153	21,863	64,857	47,291
Depreciation of property and equipment	1,467	1,222	4,354	3,416
Amortization of intangible assets	2,238	3,449	7,478	6,277
	28,691	29,020	85,713	64,409
Operating income	18,989	5,866	48,363	13,797

Interest income	(101)	(508)	(572)	(2,209)
Interest expense	1,088	1,609	3,248	2,407
Net interest expense	987	1,101	2,676	198

Other income, net	(20)	(50)	(62)	(15)
Income before income taxes	18,022	4,815	45,749	13,614

Income tax expense (benefit):
Current	9,215	3,356	15,818	5,335
Deferred	(2,402)	(2,080)	(937)	(1,884)
	6,813	1,276	14,881	3,451

Net income	$11,209	$3,539	$30,868	$10,163

Earnings per share:
Basic	$0.45	$0.15	$1.25	$0.45
Diluted	$0.43	$0.15	$1.22	$0.44

Weighted average number of shares used in computing earnings per share:
Basic	25,111,763	23,891,438	24,651,293	22,616,694
Diluted	26,109,202	24,346,740	25,318,349	23,034,651

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Cash Flows
(in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$11,209	$3,539	$30,868	$10,163
Items not involving cash:
Stock-based compensation	1,046	902	2,477	3,006
Depreciation of property and equipment	2,037	1,669	5,981	4,715
Amortization of intangible assets	2,239	3,449	7,478	6,277
Deferred lease inducements and rent	(115)	(99)	(484)	(206)
Deferred income taxes	(2,402)	(2,080)	(937)	(1,884)
Tax benefit on option exercises	(1,341)	(719)	(3,447)	(799)
Gain on foreign exchange	(24)	(7)	(50)	(14)
Changes in operating assets and liabilities, net of effects from acquisition:
Accounts receivable	(9,070)	(4,970)	(9,444)	7,858
Rebates receivable	1,935	1,864	9,009	3,017
Restricted cash	1,702	(335)	65	(4,660)
Unbilled revenue	-	2	73	103
Prepaid expenses	862	(407)	(302)	915
Inventory	(915)	93	(318)	(171)
Income tax recoverable	2,967	1,264	5,205	1,618
Accounts payable	(2,466)	(768)	(2,382)	496
Accrued liabilities	2,441	1,211	(3,575)	(4,452)
Pharmacy benefit claim payments payable	9,868	2,585	402	1,049
Pharmacy benefit management rebates payable	(2,026)	(2,632)	7,504	(5,080)
Deferred revenue	(63)	(139)	409	(393)
Customer deposits	(94)	(1,172)	678	(1,070)
Other	122	20	383	111
Net cash provided by operating activities	17,912	3,270	49,593	20,599

Cash flows from investing activities:
Purchases of property and equipment	(865)	(2,556)	(6,611)	(5,970)
Lease inducements received	-	-	-	373
Acquisitions, net of cash acquired	-	(892)	(2,176)	(102,562)
Net cash used in investing activities	(865)	(3,448)	(8,787)	(108,159)

Cash flows from financing activities:
Issuance of long-term debt	-	-	-	48,000
Proceeds from public offering, net of issuance costs	204,107	-	204,107	-
Payment of financing costs	-	-	-	(1,792)
Repayment of long-term debt	(1,200)	(120)	(2,520)	(240)
Proceeds from exercise of options	1,569	1,107	5,917	1,440
Tax benefit on option exercises	1,341	719	3,447	799
Net cash provided by financing activities	205,817	1,706	210,951	48,207

Effect of foreign exchange on cash balances	24	7	50	14

Increase (decrease) in cash and cash equivalents	222,888	1,535	251,807	(39,339)

Cash and cash equivalents, beginning of period	96,634	50,055	67,715	90,929

Cash and cash equivalents, end of period	$319,522	$51,590	$319,522	$51,590